Exhibit 99.1

      Montpelier Re Reports Comprehensive Income of $63 Million
                    for the Second Quarter of 2006

    HAMILTON, Bermuda--(BUSINESS WIRE)--July 27, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) ("the Company") today reported comprehensive income for the quarter ended June 30, 2006 of $63.2 million, or $0.69 per share, compared with $110.6 million, or $1.65 per share, for the same quarter last year. Net income excluding net realized and unrealized gains and losses for the second quarter was $53.5 million.
    Fully converted book value per share (1) increased from $12.27 per share at March 31, 2006 to $13.00 at June 30, 2006, net of a dividend of 7.5 cents per share, an increase of 6.6% (2).
    Anthony Taylor, Chairman and CEO, commented: "This was a satisfactory quarter. Pricing in our core markets continued to firm and we saw ample opportunity, particularly in the US, to deploy our capital at attractive expected returns. Our combined ratio was 72.9% which included $19 million of net adverse development for the 2005 hurricanes, most of which was due to Wilma.
    "We were pleased to complete a $100 million private equity investment by WL Ross and Co., enabling us to take increased advantage of some of the attractive opportunities we saw during the June and July renewals. In addition the $180 million forward sale agreement with Credit Suisse on May 31, 2006 provides us with an immediate source of equity capital, should we need it."
    Please refer to the Financial Supplement, which is posted on the Financial Reports page of the Company's Investor Information section of its website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.
    (1) Fully converted book value per share at June 30, 2006 is based on total shareholders' equity at June 30, 2006 divided by common shares outstanding of 107,875,959, less 11,800,000 common shares subject to the share issuance agreement that is part of the variable forward transaction, plus common shares issuable upon conversion of outstanding share equivalents of 478,421 at June 30, 2006. Fully converted book value per share at March 31, 2006 is based on total shareholders' equity at March 31, 2006 divided by common shares outstanding of 89,179,407 plus common shares issuable upon conversion of outstanding share equivalents of 469,196 at March 31, 2006. Warrants outstanding at June 30, 2006 and March 31, 2006 are not included in the calculations as the exercise price is greater than the book value per share.
    (2) The internal rate of return represents the change in fully converted book value per share from $12.27 at March 31, 2006 to $13.00 at June 30, 2006, after giving effect to the dividend of $0.075 per common share and warrant, excluding 11,800,000 common shares subject to the share issuance agreement that is part of the variable forward transaction. For these purposes fully converted book value per share assumes that the warrants are not exercised if the book value per share is less than the strike price.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Friday, July 28, 2006 at 8:30 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through August 5, 2006 by dialing 888-286-8010 (toll-free) or 617-801-6888 (international) and entering the pass code: 56182101.

    Montpelier Re Holdings Ltd., through its operating subsidiary
Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the realizable value of our assets as determined in accordance with Bermuda law; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. Our forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, which we have filed with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.


                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)

                                                As at        As at
                                              June 30,    December 31,
                                                 2006         2005
                                             ------------ ------------
Assets

Investments and cash:
Fixed maturities, at fair value              $ 2,653.1    $ 2,307.1
Equity investments, at fair value                169.7        113.7
Other investments, at estimated fair value        36.2         31.5
Cash and cash equivalents                        205.6        450.1
                                             ----------   ----------

Total investments and cash                     3,064.6      2,902.4

Unearned premium ceded                            80.4         83.8
Premiums receivable                              390.4        270.9
Investment trades pending                            -          4.7
Securities lending collateral                    268.0        315.6
Funds withheld                                     2.1          1.5
Deferred acquisition costs                        55.7         53.4
Reinsurance receivable on paid losses             33.9         55.6
Reinsurance recoverable on unpaid losses         232.1        305.7
Accrued investment income                         24.6         22.1
Other assets                                      12.5         44.0
                                             ----------   ----------

Total Assets                                 $ 4,164.3    $ 4,059.7
                                             ==========   ==========

Liabilities

Loss and loss adjustment expense reserves      1,448.9      1,781.9
Unearned premium                                 394.3        262.8
Reinsurance balances payable                     170.8        205.1
Investment trades pending                         32.4            -
Securities lending payable                       268.0        315.6
Debt                                             352.2        249.1
Accounts payable, accrued expenses and other
 liabilities                                      19.6         16.4
Dividends payable                                  8.7          7.2
                                             ----------   ----------

 Total Liabilities                           $ 2,694.9    $ 2,838.1
                                             ----------   ----------

Minority Interest - Blue Ocean preferred
 shares                                           58.0         54.2
Minority Interest - Blue Ocean common shares     155.9        109.7
                                             ----------   ----------
 Total Minority Interest                         213.9        163.9
                                             ----------   ----------

Shareholders' Equity
Common voting shares and additional paid-in
 capital                                       1,817.1      1,715.1
Accumulated other comprehensive income (loss)      5.2         (9.1)
Retained deficit                                (566.8)      (648.3)
                                             ----------   ----------

 Total Shareholders' Equity                    1,255.5      1,057.7
                                             ----------   ----------

Total Liabilities, Minority Interest and
 Shareholders' Equity                        $ 4,164.3    $ 4,059.7
                                             ==========   ==========


Common voting shares outstanding (000's)       107,876 sh    89,178 sh
Common voting and common equivalent shares
 outstanding (000's)                           108,354       96,360

Book value per share:

 Basic book value per common voting share    $   13.07    $   11.86
                                             ==========   ==========
 Fully converted book value per common
  voting and common equivalent share         $   13.00    $   11.86
                                             ==========   ==========



                     MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Underwriting revenues

Gross premiums written         $  296.2  $  275.6  $  521.1  $  581.9
Reinsurance premiums ceded        (24.3)    (44.0)   (103.5)    (70.9)
                               --------- --------- --------- ---------
Net premiums written              271.9     231.6     417.6     511.0

Gross premiums earned             192.4     244.3     389.6     440.9
Ceded reinsurance premiums
 earned                           (41.1)    (17.2)   (106.9)    (33.3)
                                --------  --------  --------  --------
Net premiums earned               151.3     227.1     282.7     407.6

Loss and loss adjustment
 expenses                          65.4      81.5     116.3     161.0
Acquisition costs                  29.9      49.9      63.8      87.3
General and administrative
 expenses                          15.0      15.2      29.7      30.4

                               --------- --------- --------- ---------
Underwriting income                41.0      80.5      72.9     128.9
                               --------- --------- --------- ---------

Net investment income              30.4      19.1      59.2      40.5
Financing expense                  (7.0)     (4.0)    (14.1)     (8.3)
Other expense                      (0.4)        -      (5.0)        -
Minority interest                 (10.5)        -     (13.4)        -

                               --------- --------- --------- ---------
Operating income ( 1)              53.5      95.6      99.6     161.1
                               --------- --------- --------- ---------

Net realized gains (losses)         4.1      13.1      (2.2)     22.1


                               --------- --------- --------- ---------
Net income                     $   57.6  $  108.7  $   97.4  $  183.2
                               --------- --------- --------- ---------

Other comprehensive income
 (loss) items                       5.6       1.9      14.3     (36.6)

                               --------- --------- --------- ---------
Comprehensive income           $   63.2  $  110.6  $  111.7  $  146.6
                               ========= ========= ========= =========


Earnings per share:

 Basic earnings per share      $   0.63  $   1.72  $   1.08  $   2.91
 Diluted earnings per share    $   0.63  $   1.62  $   1.07  $   2.73

 Diluted operating income per
  share (1)                    $   0.58  $   1.43  $   1.10  $   2.40
 Diluted comprehensive income
  per share                    $   0.69  $   1.65  $   1.23  $   2.18

Insurance ratios:

 Loss ratio                        43.2%     35.9%     41.1%     39.5%
 Expense ratio                     29.7%     28.7%     33.1%     28.9%
 Combined ratio                    72.9%     64.6%     74.2%     68.4%

(1) excludes realized gains and losses and movement in unrealized gains and losses on investments, and foreign exchange

    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             William Pollett, Treasurer, 441-297-9576